July 29, 2013

Chelsea Therapeutics Announces Update to
NORTHERA™ (Droxidopa) NDA Filing

CHARLOTTE, N.C., July 29, 2013 -- Chelsea Therapeutics International, Ltd. (Nasdaq:CHTP) today announced that the U.S. Food and Drug Administration (FDA), upon further review of the Company’s resubmitted New Drug Application (NDA) for NORTHERA™ (droxidopa), has identified certain technical deficiencies in the resubmission that will require resolution prior to the resubmission being deemed a complete response. As previously announced on July 17, 2013, Chelsea had received written confirmation from the FDA that the resubmission was deemed to be a complete response to its March 28, 2012 Complete Response Letter and was assigned a new PDUFA date of January 3, 2014.

However, the FDA has now notified the Company that they have noted deficiencies that relate primarily to the formatting of certain submitted electronic datasets and statistical programs describing the methods used to generate tables and listings. The deficiencies are unrelated to study conduct, interpretability of study results, or validity of study conclusions.

The Company believes that the matter can be resolved quickly, and expects to submit the necessary response in August. Until the response is received by FDA, the Agency has informed Chelsea that the six month review clock for the NDA specified under the Prescription Drug User Fee Act (PDUFA) will not start. Therefore, upon a successful resubmission with the currently requested changes sought by the FDA, a new PDUFA date will be set by the Agency.

About Northera

NORTHERA™ (droxidopa), the lead investigational agent in Chelsea Therapeutics' pipeline, is currently in Phase III development for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure — an indication that includes a significant number of patients with Parkinson's disease, multiple system atrophy (MSA) and pure autonomic failure (PAF).  Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally.

Droxidopa, developed by and licensed from Dainippon Sumitomo Pharma Co., Ltd. (DSP), initially received Japanese approval in 1989 for the treatment of frozen gait and dizziness on standing associated with Parkinson's Disease and for the treatment of orthostatic hypotension, syncope or dizziness on standing associated with Shy-Drager syndrome and Familial Amyloid Polyneuropathy. In 2000, Droxidopa received expanded marketing approval to include prevention of vertigo, dizziness and weakness associated with orthostatic hypotension in hemodialysis patients.

About Chelsea Therapeutics

Chelsea Therapeutics (Nasdaq:CHTP) is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders.  Chelsea is currently pursuing FDA approval in the U.S. for Northera™ (droxidopa), a novel, late-stage, orally-active therapeutic agent for the treatment of symptomatic neurogenic orthostatic hypotension in patients with primary autonomic failure.  For more information about the Company, visit www.chelseatherapeutics.com.

This press release contains forward-looking statements regarding future events including our intention to pursue the development of Northera. These statements are subject to risks and uncertainties that could cause the actual events or results to differ materially. These include reliance on key personnel and our ability to attract and/or retain key personnel; the risk that FDA will not agree that our clinical trial results demonstrate the safety and effectiveness of droxidopa; the risk that the FDA will not accept our proposal regarding any trial or other data to support a new drug application; the risk that the FDA will not approve the resubmitted NDA; the risk that our resources will not be sufficient to conduct any study of Northera that will be acceptable to the FDA; the risk that we cannot complete any additional study for Northera without the need for additional capital; the risks and costs of drug development and that such development may take longer or be more expensive than anticipated; our need to raise additional operating capital in the future; our reliance on our lead drug candidate droxidopa; risk that we will not be able to obtain regulatory approvals of droxidopa or our other drug candidates for additional indications; risk of volatility in our stock price, related litigation, and analyst coverage of our stock; reliance on collaborations and licenses; intellectual property risks; our history of losses; competition; market acceptance for our products if any are approved for marketing.

CONTACT:

Investors:

Fara Berkowitz / Susan Kim

Argot Partners

212-600-1902

fara@argotpartners.com

susan@argotpartners.com

Media:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com